UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
December 4, 2009 (December 4, 2009)

Date of Report (Date of earliest event reported)

CARE INVESTMENT TRUST INC.
(Exact name of registrant as specified in its charter)

Maryland	001-33549	38-3754322
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

505 Fifth Avenue, 6th Floor, New York, New York	10017
(Address of principal executive offices)	(zip code)
Registrant’s telephone number, including area code: (212) 771-0505
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(a) On December 4, 2009, F. Scott Kellman, Care’s Chief Executive Officer and President, resigned effective immediately.
(b) On December 4, 2009, the Board of Directors appointed Salvatore (Torey) V. Riso, Jr. to the position of Chief Executive Officer and President, replacing Mr. Kellman. Mr. Riso, age 47, has served as Care’s Secretary and Chief Compliance Officer since February 2008 and has been employed by CIT Group Inc. since September 2005, serving as senior vice president and chief counsel of CIT Corporate Finance since March 2007. Prior to his current position, Mr. Riso served as chief counsel for Care’s external manager, CIT Healthcare LLC, and other business units of CIT Group Inc. Between 1997 and 2005, Mr. Riso was in private practice in the New York office of Orrick Herrington & Sutcliffe LLP, where he worked in Orrick’s global finance practice group. Mr. Riso received a BA in economics and history cum laude from UCLA, as well as a JD from the Loyola Law School of Los Angeles. Paul F. Hughes, currently the Company’s Chief Financial Officer and Treasurer, will assume the additional roles of Chief Compliance Officer and Secretary from Mr. Riso.
(c) In connection with Mr. Kellman’s resignation from Care, Care agreed that, for purposes of the Performance Share Award granted to Mr. Kellman on May 12, 2008, when the determination of the Payout Percentage (as defined in the Performance Share Award) is made by the Care Compensation Committee at the end of the Award Period (as defined in the Performance Share Award), the performance goals under the award shall be deemed to have been attained at “Target” level, which is defined as 23,255 shares of Care common stock, notwithstanding the terms of the award. The Kellman Performance Share Award Agreement is included as Exhibit 10.4 to the Care Form 10-Q quarterly report for the period ended September 30, 2008, filed on November 11, 2008.

Item 8.01.	Other Events.
     On December 4, 2009, the Care Board of Directors declared a quarterly dividend of $0.17 per share, payable on December 22, 2009, to stockholders of record on December 14, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 4, 2009

CARE INVESTMENT TRUST INC.
By:	/s/ Paul F. Hughes
	Name:	Paul F. Hughes
	Title:	Chief Compliance Officer and Secretary